Exhibit 99.1

    DPAC Technologies Reports Results for Second Quarter of Fiscal Year 2005

     GARDEN GROVE, Calif.--(BUSINESS WIRE)--Oct. 14, 2004--

-- Memory Stacking and IDA operations closed, presented as discontinued operations.

-- Reports $670,000 gain on sale of discontinued operations and $488,000 restructuring charge to continuing operations.

-- Airborne products backlog increased to $230,000 at August 31, 2004.

     DPAC Technologies Corp. (Nasdaq:DPAC), a technology company that provides embedded wireless networking and connectivity products, today reported results for its fiscal year 2005 second quarter, ended August 31, 2004. The Company's financial statements have been re-formatted to present the memory stacking product line and the industrial, defense and aerospace ("IDA") product line as discontinued operations.

     Operating Results

     For the second fiscal quarter, revenue from continuing operations was $223,000 as compared to revenue of $0 for the second quarter of the previous year, a period in which the wireless product line, which now constitutes the continuing operations of the Company, was still under development. The Company's net loss from continuing operations totaled $2.2 million, or $(0.09) per share, compared to a net loss from continuing operations for the prior year's second quarter of $0.8 million, or $(0.04) per share. The second quarter's operating results include a restructuring charge of $488,000, primarily related to severance of a former corporate officer and other overhead reductions. The previous year's net loss for the second quarter included a $498,000 income tax benefit, while the current quarter has no income tax expense or benefit. Discontinued operations realized a gain of $449,000, or $0.02 per share, on revenue of $2.6 million for the second quarter of fiscal year 2005. The gain from discontinued operations resulted primarily from a $670,000 gain on the sale of the intellectual property and inventory related to the Company's historical memory stacking operations, which were discontinued in August 2004. In the prior year's second quarter, the loss from discontinued operations totaled $278,000, or $(0.01) per share, on revenue of $4.4 million.
     For the six-month period ended August 31, 2004, revenues from continuing operations totaled $623,000 as compared to $0 for the comparable prior-year period, a period in which the wireless product line was still under development. The net loss from continuing operations for the six-month period ended August 31, 2004 was $3.6 million, or $(0.16) per share, compared to a net loss of $1.5 million, or $(0.07) per share, for the same period a year ago. The net loss in the prior-year period included a $904,000 income tax benefit, while the current year's six-month period includes $573,000 in restructuring charges, primarily for severance costs, and includes no income tax expense or benefit. After taking into account the changes in restructuring costs and tax effects, the remaining $0.6 million increase in net loss from continuing operations for the second quarter and six-month periods of fiscal year 2005 compared to the comparable prior year periods, is mostly a result of increases in spending on sales and marketing efforts to launch the Airborne(TM) wireless product line as well as recruiting costs to obtain the management, sales and engineering personnel utilized in the Airborne(TM) operations. Since the Airborne(TM) product line is in the early stages of introduction to the OEM wireless connectivity market, revenues are currently composed primarily of development kits, prototype orders, pre-production quantities and non-recurring engineering fees.
     The net loss from discontinued operations for the six months period ended August 31, 2004 was $506,000, or $(0.02) per share, compared to a net loss of $548,000, or $(0.03) per share for the comparable prior-year period. The results for the current year period include the gain of $721,000 on the sale of assets for both the memory stacking and IDA product lines.

     Balance Sheet Summary

     At August 31, 2004, DPAC had total assets of $11.5 million, including cash and cash equivalents of $4.6 million and assets related to discontinued operations of $1.2 million. This compares to total assets of $13.1 million at the Company's February 29, 2004 year-end, with $4.5 million in cash and cash equivalents and assets related to discontinued operations of $3.0 million at that date. Working capital at August 31, 2004 was $3.7 million compared to $4.3 million at February 29, 2004.

     Comment and Outlook

     Kim Early, DPAC's Chief Executive Officer stated, "This quarter marked continued progress in expanding the customer base for our Airborne(TM) product. We enter our third fiscal quarter with a backlog of $230,000 in customer orders for Airborne(TM) and an opportunity pool of more than 100 customers who have purchased evaluation kits and expressed some level of interest in incorporating our module into their products. Included in that pool are 46 customers which we classify as 'design ins' or 'design wins', meaning they are actively engaged in design efforts aimed at incorporating Airborne(TM) into their product offerings. We are still in the phase of shipping evaluation kits and small prototype quantities to most of our customers, but as and when their design processes move through testing and product certification, we expect those customers to begin to order initial production quantities to launch their new wirelessly-enabled products," continued Early. "While these OEM product design cycles can be quite long before resulting in production volumes, we're pleased with our progress of increasing the number of customers who are including DPAC in their new product designs. I am confident the customer activity to date demonstrates the need for our module and the validity of our design as a foundation for future growth in the machine-to-machine communications market."

     Conference Call and Webcast

     Management of DPAC will host a conference call today at 10:30 a.m. Pacific/1:30 p.m. Eastern to discuss DPAC's financial performance in the second quarter of fiscal year 2005. The conference call will feature Chief Executive Officer Kim Early and Chief Financial Officer Steve Vukadinovich. To participate on the live call, please dial 866-835-8906. A phone replay will be available for 48 hours (beginning two hours after the completion of the conference call) by dialing 888-266-2081 and entering the passcode 568852.

     About DPAC Technologies

     Located in Garden Grove, California, DPAC Technologies provides embedded wireless networking and connectivity products for machine-to-machine communication applications. DPAC's wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. The Company's web site address is www.dpactech.com.

     Forward-Looking Statements

     This press release includes forward-looking statements. Every statement herein that is not historic in nature is a forward-looking statement for purposes of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in these statements. Factors that affect DPAC's business include, but are not limited to, that our Airborne(TM) products are new, that we sell to original equipment manufacturers for new product introductions by them, and that all of these are subject to risks and uncertainties regarding new product introductions such as uncertainty of market acceptance. Should revenues for our products increase more slowly than we currently anticipate, we may require additional financing. Such financing may not be available on favorable terms. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form 10-K, 10-Q and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

     - tables to follow -


                        DPAC TECHNOLOGIES CORP.
                       Condensed Balance Sheets
                              (Unaudited)
                              (in 000's)

                                             August 31,  February 29,
                                                2004         2004
CURRENT ASSETS:
Cash and cash equivalents                         $4,601       $4,477
Accounts receivable, net                             128           31
Inventories                                           79           37
Prepaid expenses                                     299          323
Current assets of discontinued operations          1,184        1,747
Total current assets                               6,291        6,615

Property, net                                        248          264
Goodwill                                           4,529        4,529
Other assets                                         455          406
Non-current assets of discontinued
 operations                                            -        1,274

TOTAL                                            $11,523      $13,088

CURRENT LIABILITIES:
Accounts payable                                    $428         $336
Accrued compensation                                 277          217
Accrued restructuring costs - current                649          489
Other accrued liabilities                            231          104
Current liabilities of discontinued
 operations                                        1,005        1,192
Total current liabilities                          2,590        2,338

Accrued restructuring costs                          522          328
Non-current liabilities of discontinued
 operations                                          639          361

Net stockholders' equity                           7,772       10,061

TOTAL                                            $11,523      $13,088



                        DPAC TECHNOLOGIES CORP.
                     Condensed Statement of Income
                              (Unaudited)
                              (in 000's)

                      For the quarter ended: For the six months ended:
                      August 31,  August 31,  August 31,   August 31,
                         2004       2003         2004         2003

Net Sales - Continuing
 Operations                 $223         $-          $623          $-
Cost of sales                202          -           559           -
Gross profit                  21          -            64           -

COSTS AND EXPENSES:
  Selling, general and
   administrative          1,324        909         2,395       1,679
  Research and
   development               384        415           698         731
  Restructuring
   charges                   488          -           573           -
   Total costs and
    expenses               2,196      1,324         3,666       2,410

LOSS FROM OPERATIONS      (2,175)    (1,324)       (3,602)     (2,410)

INTEREST INCOME                8         13            15          30
LOSS BEFORE INCOME TAX
 BENEFIT                  (2,167)    (1,311)       (3,587)     (2,380)
INCOME TAX BENEFIT             -        498             -         904
LOSS FROM CONTINUING
 OPERATIONS              $(2,167)     $(813)      $(3,587)    $(1,476)

GAIN (LOSS) FROM
 DISCONTINUED
 OPERATIONS                  449       (278)         (506)       (548)
NET LOSS                 $(1,718)   $(1,091)      $(4,093)    $(2,024)

NET GAIN (LOSS) PER
 SHARE:
 Continuing Operations
  - Basic and diluted     ($0.09)    ($0.04)       ($0.16)     ($0.07)
 Discontinued
  Operations - Basic
  and diluted              $0.02     ($0.01)       ($0.02)     ($0.03)
 Net Loss - Basic and
  diluted                 ($0.07)    ($0.05)       ($0.18)     ($0.10)

  Basic and diluted
   shares                 23,732     21,010        22,904      20,999


     CONTACT: DPAC Technologies, Garden Grove
              Stephen Vukadinovich or Kim Early, 714-898-0007
              Steve.Vukadinovich@dpactech.com
              Kim.Early@dpactech.com